COLUMBIA NATIONAL
Incorporated

(LOGO) CN

As of and for the year ended December 31, 1999, Columbia National,Inc. has complied with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers. Columbia National, Inc. had in effect a fidelity bond policy and an errors and omissions policy in the amount of $11,000,000 and $11,000,000, respectively, for the period January 1, 1999 through May 12, 1999, and in the amount of $13,000,000 and $13,000,000 respectively as of December 31, 1999.


Mark C. Krebs
Senior Vice President and Treasurer

February 25, 2000


7142 Columbia Gateway Drive
P.O. Box 3050
Columbia,MD 21045-6050
410/872-2000 Office


 ... Our 60th Year